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                                                                    EXHIBIT 11.1


                   LDDS COMMUNICATIONS, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)



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
                                                                            For the Year Ended December 31,
                                                          --------------------------------------------------------------
                                                                   1994                   1993                 1992
                                                          --------------------    -----------------    -----------------
Primary:
  Weighted average shares outstanding                                  157,805              132,986              109,372
  Common stock equivalents                                                   -                4,941                3,281
                                                          --------------------    -----------------    -----------------
                                                                       157,805              137,927              112,653
                                                          --------------------    -----------------    -----------------

Fully Diluted:
  Weighted average shares outstanding                                  157,805              132,986              109,372
  Common stock equivalents                                                   -                7,810                3,681
                                                          --------------------    -----------------    -----------------
                                                                       157,805              140,796              113,053
                                                          --------------------    -----------------    -----------------

Income (loss) before extraordinary item and preferred
  dividend requirement                                    $           (122,158)   $         124,321    $           8,344
Preferred dividend requirement                                          27,766               11,683                2,112
Income(loss) applicable to common shareholders and

  before extraordinary item                                           (149,924)             112,638                6,232
Extraordinary item                                                           -               (7,949)              (5,800)
                                                          --------------------    -----------------    -----------------
Net income (loss) applicable to common shareholders       $           (149,924)   $         104,689    $             432
                                                          ====================    =================    =================

Earnings per share:

  Primary -
    Net income (loss) before extraordinary item           $              (0.95)    $           0.82    $            0.06
    Extraordinary item                                                       -                (0.06)               (0.05)
    Net income (loss)                                                    (0.95)                0.76                 0.00
  Fully Diluted -

    Net income (loss) before extraordinary item                          (0.95)                0.80                 0.06
    Extraordinary item                                                       -                (0.06)               (0.05)
    Net income (loss)                                                    (0.95)                0.74                 0.00
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